Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form 11-K) pertaining to the Invesco 401(k) Plan of our report dated June 26, 2012, with respect to the financial statements and schedule of the Invesco 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

Atlanta, Georgia
June 26, 2012